Exhibit 10.15

SECOND AMENDED AND RESTATED
SHARE EXCHANGE AGREEMENT

This Second Amended and Restated Share Exchange Agreement (this “Amended Agreement”) is made and entered into as of March 17, 2026 (the “A&R Effective Date”), by and among:

●	Antonino Turzi, residing in Switzerland (“Turzi”); and

●	RegenLab USA INC., a Delaware corporation, with its principal place of business at 95 Greene Street, Jersey City, NJ 07302, USA (hereinafter referred to as the “Receiving Company”).

Turzi and the Receiving Company are hereinafter each referred to as a “Party” and collectively as the “Parties.”

WHEREAS, the parties wish to enter into a corporate restructuring, pursuant to which Receiving Company will become the corporate parent of RLH (as defined below) following the completion of the transactions (the “Transactions”) contemplated by this Amended Agreement, the RLF Purchase Agreement (as defined below) and the RLS Purchase Agreement (as defined below) (collectively, the “Transaction Documents”);

WHEREAS, Turzi was the holder of approximately 99.4% of the issued and outstanding registered voting shares of Regen Lab Holding SA (the “Swiss Company” or “RLH”), with full voting and economic rights, as set forth in the shareholder register of the Swiss Company;

WHEREAS, effective August 5, 2025 (the “Exchange Effective Date”), Turzi entered into that certain Share Exchange Agreement (as amended by that Amended And Restated Share Exchange Agreement, the “Share Exchange Agreement”) with Receiving Company, pursuant to which Turzi transferred all shares held by Turzi in RLH (such shares, the “Contributed Securities”) to the Receiving Company in exchange for the issuance by Receiving Company of new ownership interests to Turzi in proportion to Turzi’s holdings of RLH (the “Exchange”);

WHEREAS, as of the Exchange Effective Date, the Receiving Company became the new parent holding company of the RLH, holding approximately 99.4% of the issued and outstanding registered voting shares of the RLH;

WHEREAS, in connection with the Transactions, and immediately prior to the Exchange, all outstanding shares of Regen Lab France SAS (“RLF”) were sold directly by Regen Lab SA (“RLS”) directly to Receiving Company for the book value of such securities pursuant to that certain Share Transfer Agreement entered into between RLS and the Receiving Company effective the date hereof (the “RLF Purchase Agreement”), pursuant to which RLF became a wholly-owned subsidiary of Receiving Company as of such date;

WHEREAS, the Share Exchange Agreement incorrectly referenced the transfer by Turzi, in exchange for the securities of Receiving Company, of shares held by Turzi of Regen Lab France SAS (“RLF”);

WHEREAS, in connection with the Transactions, and immediately following the Exchange, all outstanding shares of Receiving Company held directly by RLS will be repurchased by Receiving Company from RLS for the book value of such securities pursuant to that certain Share Transfer Agreement to be entered into between RLS and the Receiving Company effective the date hereof (the “RLS Purchase Agreement”), pursuant to which, (i) RLS will no longer own any outstanding equity of the Receiving Company, and (ii) Turzi will own 100% of the issued and outstanding stock of Receiving Company;

WHEREAS, the transactions contemplated herein and in the Share Exchange Agreement were structured to qualify (i) as a tax-neutral restructuring under Article 61, paragraph 1, letter c of the Swiss Federal Law on Direct Federal Taxation (LIFD), and (ii) as a non-recognition event under Section 351 of the U.S. Internal Revenue Code, with the Contributed Securities being transferred at nominal value and without the realization of any latent reserves or taxable gain;

WHEREAS, the Parties now wish to amend and restate the Share Exchange Agreement to accurately reflect the transactions effected and securities exchanged pursuant to the Share Exchange Agreement; and

WHEREAS, except as set forth above, the Parties wish to acknowledge, agree to and ratify all of the original terms contained in the Share Exchange Agreement as of and effective the Exchange Effective Date, and to reflect such terms in this Amended Agreement;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I – EXCHANGE OF SECURITIES

1.1 Transfer of Contributed Securities.

As of the Exchange Effective Date, Turzi shall transfer, assign, and deliver to the Receiving Company, and the Receiving Company shall accept, all of Turzi’s right, title, and interest in and to the Contributed Securities, free and clear of all liens, charges, and encumbrances.

1.2 Consideration.

In consideration for the transfer of the Contributed Securities, the Receiving Company shall issue to the Turzi ownership interests in the Receiving Company, in the form of 6,153,426 shares of common stock, par value $0.001 per share (the “Shares”), at a per Share value of $1.00.

1.3 Value of the Exchange.

The exchange described herein shall be effected at the nominal value of the Contributed Securities, without any revaluation or recognition of latent reserves, and without any cash, debt, or other financial consideration. The exchange is intended to be tax-neutral under applicable Swiss and U.S. tax laws.

1.4 Effect of Exchange.

Immediately upon completion of the exchange, the Receiving Company shall become the sole and lawful owner of the Contributed Securities.

ARTICLE II – MUTUAL REPRESENTATIONS AND WARRANTIES

Each Party hereby represents and warrants to the other Parties, as of the Effective Date, as follows:

2.1 Organization and Authority.

It has full power and authority to enter into this Agreement and to perform its obligations hereunder.

2.2 Authorization.

The execution, delivery, and performance of this Agreement have been duly authorized by all necessary actions. This Agreement constitutes a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms.

2.3 No Conflict.

The execution and performance of this Agreement do not and will not conflict with or result in a breach of any provision of its organizational documents, or any agreement, contract, judgment, or law applicable to such Party.

2.4 Ownership and Transfer of Securities.

Turzi represents and warrants that he has full legal and beneficial title to the Contributed Securities, free and clear of any pledge, lien, charge, or encumbrance. Upon completion of the exchange, valid title to the Contributed Securities shall be vested in the Receiving Company.

2.5 Valid Issuance of Equity Interests.

The Receiving Company represents and warrants that the equity interests to be issued in exchange for the Contributed Securities will be duly authorized, validly issued, and free of any pre-emptive rights, restrictions, or encumbrances, except as provided in its governing documents or as required by applicable law.

ARTICLE III – TAX AND ACCOUNTING TREATMENT

3.1 Tax Neutrality.

The Parties acknowledge and agree that the transfer of the Contributed Securities and the issuance of equity interests pursuant to this Agreement are intended to constitute:

(a)	a tax-neutral restructuring under Article 61, paragraph 1, letter c of the Swiss Federal Law on Direct Federal Taxation (LIFD); and

(b)	a non-recognition event under Section 351 of the U.S. Internal Revenue Code.

3.2 No Realization of Latent Reserves.

The Parties confirm that the exchange is made at the nominal book value of the Contributed Securities, without any revaluation, and that no gain, latent reserve, or taxable surplus shall be realized or recognized by any Party in connection with the transaction.

3.3 Accounting.

For accounting purposes, the transaction shall be recorded by the Receiving Company as a contribution of shares received in exchange for the issuance of equity interests, at the book value of the Contributed Securities, in accordance with applicable accounting standards.

ARTICLE IV – CLOSING AND DELIVERABLES

4.1 Closing.

The closing of the transaction contemplated by this Amended Agreement (the “Closing”) shall take place on the Exchange Effective Date.

4.2 Actions at Closing.

At the Closing, the Receiving Company shall:

●	Issue and record the Shares to Turzi;

●	Deliver evidence of such issuance (e.g., certificates, register update, or confirmation of entry in the stock ledger);

●	Provide a copy of the resolutions of its managers or board approving the acceptance of the Contributed Securities and the issuance of equity interests in exchange.

4.3 Effect of Closing.

Upon completion of the Closing:

●	The Receiving Company shall be the sole and lawful owner of all Contributed Securities; and

●	RLH shall become a subsidiary of the Receiving Company, with Receiving Company owning approximately 99.4% of the issued and outstanding voting shares of RLH.

ARTICLE V – MISCELLANEOUS

5.1 Entire Agreement. This Amended Agreement constitutes the entire understanding and agreement of the Parties relating to the subject matter hereof and supersedes any and all prior understandings, agreements, negotiations and discussions, both written and oral, between the Parties hereto with respect to the subject matter hereof.

5.2 Governing Law. This Amended Agreement shall be construed, interpreted, and enforced in accordance with, and shall be governed by, the laws of the State of Delaware, without reference to, and regardless of, any applicable choice or conflicts of law principles.

5.3 Counterparts and Signatures. This Amended Agreement may be executed in any number of counterparts and by the several Parties hereto in separate counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same agreement. Signatures by facsimile or electronic means shall be valid and enforceable.

5.4 Further Assurances. Each of the Parties hereto shall from time to time at the request of the other Party hereto, and without further consideration, execute and deliver to such other Party such further instruments of assignment, transfer, conveyance and confirmation and take such other action as such other Party may reasonably request in order to more effectively achieve the purposes of this Amended Agreement.

5.5 Severability. The provisions of this Amended Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. If any provision hereof is determined by a court of competent jurisdiction or an arbitrator to be invalid or unenforceable, such provision shall be limited to the extent necessary to make it valid and enforceable, or if necessary, severed from this Amended Agreement, and the remainder of the Amended Agreement shall be in full force and effect.

5.6 Amendment and Termination. This Amended Agreement may be amended or terminated only upon a writing executed by Turzi and the Receiving Company.

5.7 Successors and Assigns. Subject to the provisions of this Amended Agreement relating to the transferability of equity interests, this Amended Agreement shall be binding upon and inure to the benefit of Turzi and the Receiving Company, and their respective successors and assigns. Whenever appropriate in this Amended Agreement, references to any Party shall be deemed to refer also to such Party’s successors or assigns.

5.8 Dispute Resolution. All disputes concerning this Amended Agreement shall be subject to the exclusive jurisdiction of the competent courts in the State of Delaware, to which the Parties irrevocably submit.

5.9 No Third Party Beneficiaries. Nothing in this Amended Agreement, express or implied, is intended to confer upon any third party any rights, benefits, or remedies of any nature whatsoever.

IN WITNESS WHEREOF, the Parties have executed this Second Amended and Restated Share Exchange Agreement as of the A&R Effective Date.

For
Contributing Parties:		RegenLab USA, INC.
(Swiss Shareholders transferring shares)		(Receiving Company)

/s/ Antonino Turzi		/s/ Antonino Turzi
Name:	Antonino Turzi	Name:	Antonino Turzi
Date:		Title:	President
Date:

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